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CONFIDENTIAL
BORROWER: NovaCare Employee Services, Inc.

                                   Term Sheet
                                       FOR
                     NEWCO/NOVACARE EMPLOYEE SERVICES, INC.

Borrower:           New Plato Acquisition, Inc., a Delaware corporation
                    ("Newco") owned by the Equity Sponsors, whose obligations and liabilities will be assumed by NovaCare Employee
                    Services, Inc. and its controlled affiliates and subsidiaries ("NCES" or the "Company") upon the consummation of the Merger.

Equity Sponsors:    Patricof & Co. Ventures, Inc., Fidelity Capital, AFLAC
                    Insurance, and other persons acceptable to BHF (including any affiliates thereof).

Credit Facilities:  Senior Term Loan A Facility (the "Term A") in principal amount up to US $5,000,000.

                    Senior Term Loan B Facility (the "Term B") in principal amount up to US $7,000,000.

                    Senior Term Loan C Facility (the "Term C") in principal amount up to US $15,000,000.

                    Senior Revolving Credit Facility (the "Revolving Credit") in principal amount up to US $8,500,000.

                    Subordinated Notes ("Subordinated Notes") in principal amount up to US $4,500,000.

Agent, Arranger &
Underwriter:        BHF (USA) Capital Corporation and/or related entities
                    ("BHF").

Expiration:         Unless accepted, this Term Sheet expires the earlier of (1)
                    5:00 p.m. on September 10, 1999 or (2) the day the Equity
                    Sponsors sign an agreement and plan of merger with NCES or its affiliates (the "Agreement and Plan of Merger"). An extension may be granted by BHF (in its sole discretion) at the formal written request of the Equity Sponsors.

Closing: The closing of the Acquisition must be completed by December 1, 1999, otherwise, this commitment shall expire on December 1, 1999 (unless otherwise agreed to in writing by BHF in its sole discretion).

SENIOR TERM LOAN A
FACILITY:
Amount:             Up to US $5,000,000 principal amount.

Term:               5.25 years from funding.

Use of Proceeds:    To provide financing to the Borrower for (i) the initial
                    tender or purchase of the shares of common stock of NCES as described in the Merger Agreement, the Option Agreement and the Stockholder Agreement (the "Acquisition") and (ii) the subsequent merger of Newco with and into NCES (the "Merger" and collectively with the Acquisition, the "Transaction").

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Mandatory Repayment: After a 3-month grace period from the Merger, the following schedule:
                     Year 1: $1,000,000      Year 2: $1,000,000
                     Year 3: $1,000,000      Year 4: $1,000,000
                     Year 5: $1,000,000
                     Quarterly repayments.

Interest Rate:       (1) LIBOR plus the LIBOR Level established in the pricing
                     grid at funding, payable on the last day of each interest period, which shall be available for 30,60, 90 and 180 day periods, but no less than every 3 months or (2) Base Rate plus the Base Rate Level established in the pricing grid at funding, payable monthly. The pricing grid will adjust the Interest Rate over time in relation to the ratio of Total
                     Debt to Adjusted EBITDA on a rolling four quarter basis
                     ("Adjusted EBITDA", defined as EBITDA excluding any NovaCare, Inc. contracts that are scheduled to be canceled within one year of the closing). Base Rate means the higher of: (i) The Chase Manhattan Bank prime rate and (ii) the federal funds rate plus 2.00%.


SENIOR TERM LOAN B
FACILITY:
Amount:              Up to US $7,000,000 principal amount.

Term:                6.25 years from funding.

Use of Proceeds:     To provide financing for the Transaction.

Mandatory
Repayment:           After a 3-month grace period from the Merger, the following schedule:
                     Year 1: $500,000       Year 2: $500,000
                     Year 3: $500,000       Year 4: $500,000
                     Year 5: $2,500,000     Year 6: $2,500,000
                     Quarterly repayments.

Interest Rate:       (1) LIBOR plus the initial LIBOR Level set for the Term A
                     facility plus 50 basis points, payable on the last day of
                     each interest period, which shall be available for 30,60,
                     90 and 180 day periods, but no less than every 3 months or
                     (2) Base Rate plus the initial Base Rate Level set for the
                     Term A facility plus 50 basis points, payable monthly.
SENIOR TERM LOAN C
FACILITY:
Amount:              Up to US $15,000,000 principal amount.

Term:                6.25 years from funding.

Use of Proceeds:     To provide financing for the earnout payments under
                     contract at NCES at closing.

Mandatory
Repayment:           After a 3-month grace period from the Merger, the following schedule:
                     Year 1: $0             Year 2: $0
                     Year 3: $250,000       Year 4: $250,000
                     Year 5: $5,000,000     Year 6: $9,500,000
                     Quarterly repayments.


Interest Rate:       (1) LIBOR plus the initial LIBOR Level set for the Term A
                     facility plus 75 basis points, payable on the last day of
                     each interest period, which shall be available for 30,60,
                     90 and 180 day periods, but no less than every 3
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                    months or (2) Base Rate plus the initial Base Rate Level set for the Term A facility plus 75 basis points, payable monthly.

Commitment Fee:     The per annum fee on the unused portion will be based on the following schedule which is adjusted for the level of drawings relative to the total amount of the Term C facility
                    (the "Usage %"):

                          -----------------------------------
                                 TERM C COMMITMENT FEE
                          -----------------------------------
                             Usage                  Usage
   (lesser than or equal to)   50%    (greater than)  50%
                          -----------------------------------
                              .75%                   .50%
                          -----------------------------------

Availability:       Subject to terms outlined below, credit will be made
                    available under the Term Loan C over a 2.25 year period to pay earn-out payments on the books at closing and as they are required to be paid in cash. Credit will not exceed the amount of the earn-out payments and will only be available if there are no defaults and on a proforma basis, the ratio of senior debt to Adjusted EBITDA on a rolling 12 month basis does not exceed 3.70 times in the first 1.25 years after closing and at 3.0 times in the subsequent year.

SENIOR REVOLVING
CREDIT FACILITY:
Amount:             Up to $8,500,000 principal amount.

Term:               5.25 years from funding.

Use of Proceeds:    To provide funds for working capital purposes, with no funds drawn at closing of the Transaction.

Interest Rate:      (1) LIBOR plus the LIBOR Level established in the pricing
                    grid at funding, payable on the last day of each interest period, which shall be available for 30,60, 90 and 180 day periods, but no less than every 3 months or (2) Base Rate plus the Base Rate Level established in the pricing grid at funding, payable monthly. The pricing grid will adjust the Interest Rate over time in relation to the ratio of Total
                    Debt to Adjusted EBITDA.

Commitment Fee:     0.50% per annum on unused portion, payable quarterly.

SUBORDINATED NOTES:
Amount:             Up to $4,500,000 principal amount.

Issue:              12% Senior Subordinated Notes.

Price:              Par.

Maturity:           7.25 Years from funding.

Purpose:            To provide financing for the Transaction.

Security:           The Subordinated Notes will be secured by a second lien on all assets and all common stock of the Company and its subsidiaries.

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Interest Rate:      Fixed rate equal to 12% per annum plus 3% per annum in
                    payment-in-kind securities ("PIK"). Payable quarterly in arrears, interest calculated on 360 days basis.

Financing and
Arranging Fee:      3.00% flat, one-time, payable at closing of the Acquisition on the total amount of the Subordinated Notes.

Warrants:           The Subordinated Notes will be sold with detachable and
                    transferable warrants for the purchase of shares at a nominal price representing up to 1.00% of the fully diluted common stock. This warrant position assumes that all of the equity contributed by the Equity Sponsors will be in the form of common stock, and should the contribution be made in a form of security which provides for any form of dividend in cash or payment-in-kind, then the warrant amount shall be adjusted on or before the closing of the Acquisition to maintain a return to the Investors as if the equity had been contributed as common equity. The warrants will expire 10 years from closing, be immediately exercisable, and will have "piggy-back" registration rights with respect to stock issued upon exercise, customary anti-dilution provisions that will include dilution protection in the event of issuances below the common stock price (or common stock equivalent) paid by the Equity Sponsors (and will contain customary exceptions to be agreed upon), and will be consistent with the anti-dilution protections provided to the Equity Sponsors and will contain put and call provisions, preemptive rights and other terms and conditions, in each case acceptable to BHF. In the event of a sale of all or substantially all of the stock or assets of the Borrower, the stock issuable upon the exercise of the warrants will be subject to "drag-along" and have the benefit of "tag-along" provisions.

Mandatory
Repayments:         Upon repayment of the Senior Debt in full from proceeds
                    of securities offerings and assets sales as described in the Senior Debt terms for Mandatory Repayments, any remaining proceeds will be applied to repay all or a portion of the Subordinated Notes at 102% within the first two years of the closing, at 101% in the third year and at par thereafter.
                    In addition, the Subordinated Notes will be repaid in full at their maturity date (7.25 years from funding).

Subordination:      The Subordinated Notes will be subordinated to current and future senior debt of the Borrower. Other customary terms and conditions, as well as provisions will be applied.

Registration
Rights: The warrant holders will have unlimited "piggyback" registration rights at the Borrower's expense. The warrant holders will also have a pro rata participation right in the event of any private disposition of a controlling interest in the Borrower. The Borrower will have the right to require the warrant holders to participate on a pro rata basis in any such liquidity event.

Observer Rights:    Investors in the Subordinated Notes will be allowed to send up to 1 observer to all regular and special meetings of the full Board of Directors.

Affirmative
Covenants:          Customary, including Interest Coverage Ratio, Fixed Charge
                    Coverage Ratio, Maximum Debt Ratio and customary Reporting
                    Requirements.

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Negative Covenants: Customary, including Limitations on Debt Incurrence, Liens,
                    Mergers, Asset Sales, Restricted Payments, etc.

Governing Law:      State of New York

Transaction
Expenses:           The Borrower and the Equity Sponsors (to the extent such
                    expenses exceed the Good Faith Deposit paid to BHF), jointly and severally, will reimburse BHF for all expenses related to the Transaction (whether or not the Transaction closes), including, but not limited to, legal fees and disbursements, syndication expenses, lien and filing fees, consulting fees
                    (which consultants shall be agreed upon with the Equity
                    Sponsors prior to their engagement), and out-of-pocket
                    expenses (including travel and incidental expenses, etc.);
                    provided, however, that upon the closing of the Acquisition,
                    --------  -------
                    the liabilities and obligations under this provision will be the liabilities and obligations solely of the Borrower.

Syndication:        BHF intends to syndicate a portion of the Subordinated Notes to other financial institutions. The Borrower and the Equity
                    Sponsors agree to assist and facilitate the Agent's syndication process.

Market Conditions:  The Borrower acknowledges and agrees that the Financing
                    Commitment is subject to the absence of a material adverse change in the condition (whether financial or otherwise) or results of operations of the Borrower and/or its affiliated entities since the Quarter ended March 31, 1999. Furthermore, the Financing Commitment is subject to the absence of any material disruption of or material adverse change in current financial, banking or capital market conditions that, in BHF's judgment, could materially impair the satisfactory syndication of the Credit Facilities.

Conditions to
Closing: See Conditions to Closing further down in "Other Terms and Conditions...".

No Shop Clause:     See No Shop Clause further down in "Other Terms and
                    Conditions...".

OTHER TERMS AND CONDITIONS FOR TERM A, TERM B, TERM C, AND REVOLVING CREDIT (THE "SENIOR CREDIT FACILITIES") AND THE SUBORDINATED NOTES AS NOTED:

Pricing Grid:       The interest rate on Term A and the Revolver will be reset quarterly upon BHF's receipt of NCES's quarterly financial statements and will be based on consolidated Total Funded
                    Debt to Adjusted EBITDA on a rolling four quarter basis as indicated in the Pricing Grid below. At funding, the Term A and the Revolver will be set according to the schedule below
                    (but no less than Level II) and will not decline from this pricing level until December 31, 2000, but otherwise will be subject to the Pricing Grid below.

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                  LEVEL          CRITERIA           Revolver & Term Loan A
                --------------------------------------------------------------
                            Total Funded  Debt/      LIBOR      Base Rate
                             Adjusted EBITDA         Margin      Margin
                --------------------------------------------------------------
                    I    (Greater than) 4.75x         3.50%       2.50%
                --------------------------------------------------------------
                   II          4.50x to 4.75x         3.25%       2.25%
                --------------------------------------------------------------
                   III         4.00x to 4.49x         3.00%       2.00%
                --------------------------------------------------------------
                   IV          3.50x to 3.99x         2.75%       1.75%
                --------------------------------------------------------------
                    V     (Lesser than) 3.50x         2.50%       1.50%
                --------------------------------------------------------------


Collateral:         The Senior Credit Facilities will be secured by a first lien on all assets and the common stock of the Company and its subsidiaries.

Guarantee:          NCES and its subsidiaries shall provide guarantees of the
                    Senior Credit Facilities and the Subordinated Notes in form satisfactory to BHF.

Financing and
Arranging Fee:      2.50% flat, one-time, payable at closing of the Acquisition on the total amount of the Senior Credit Facilities.


Administrative Fee: $75,000 payable at Closing and $75,000 per annum thereafter, payable on each anniversary of the Closing.

Transaction
Expenses:           The Borrower and the Equity Sponsors (to the extent such
                    expenses exceed the Good Faith Deposit paid to BHF), jointly and severally, will reimburse BHF for all fees and expenses related to the Transaction (whether or not the Transaction closes), including, but not limited to, legal fees and
                    disbursements, syndication expenses, lien and filing fees, consulting fees (which consultants shall be agreed upon with the Equity Sponsors prior to their engagement), and out-of-
                    pocket expenses (including travel and incidental expenses, etc.); provided, however, that upon the closing of the
                           --------  -------
                    Acquisition, the liabilities and obligations under this provision will be the liabilities and obligations solely of the Borrower.

Default Rate:       2% in excess of then applicable rate.

Syndication:        BHF intends to syndicate a portion of the Senior Credit
                    Facilities to other financial institutions. The Borrower and the Equity Sponsors agree to assist and facilitate the Agent's syndication process.


Hedging: Borrowings under the Term A, Term B and Term C Facilities of 50% will be hedged against interest rate risk in a fashion acceptable to BHF within 90 days of the closing of the Merger in the case of Term A and Term B or in the case of Term C, the date of draw.

Reporting
Requirements:       Borrower will furnish the following financial reports,
                    including, but not limited to:

                    -  Audited financial statements of Borrower, its affiliates and subsidiaries within 120 days of fiscal year end;
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                    -  Monthly unaudited financial statements of Borrower
                       including consolidated income statement, balance sheet and statement of cash flow within 20 days of month end;
                    - Annual business plan within 45 days of commencement of each fiscal year;
                    -  Monthly compliance certificates;
                    - Access to minutes, books and records of the Borrower, and access to management of the Borrower on a periodic basis to review information relating to the Borrower's creditworthiness, with the Agent's cost at the Borrower's expense.

Covenants:          The Senior Credit Facilities will carry customary covenants
                    (the terms of which will be defined in the credit agreements) including, but not limited to:

                    - Limitations on indebtedness, material changes, change of control, liens, restricted payments and investments, asset sales, capital expenditures, mergers, acquisitions, dividends, etc.

                    -  Cross-default provisions;
                    -  Minimum Fixed Charge Coverage;
                    -  Maximum Leverage Ratio;
                    -  Minimum Debt Service Coverage;
                    -  Limitation of Capital Expenditures;
                    -  Recapture of Excess Cash Flow;
                    -  Maintenance of Minimum Tangible Net Worth;
                    -  Certain Affirmative Covenants.

Excess Cash Flow:   75% (until such time as the ratio of senior debt to Adjusted
                    EBITDA is less than or equal to 3.0 to 1.0, wherein the applicable rate shall be 50%) excess cash flow recapture (it being understood that changes in working capital will not be included in determining excess cash flow) payable in inverse order of maturity on a pro rata basis to Term Loan A ,Term
                    Loan B and Term Loan C, although Term B and C may elect to transfer such repayments to Term A.

Mandatory
Repayments:         Customary, including, but not limited to repayment from
                    proceeds of securities offerings (other than certain equity offerings, the proceeds of which, will be used in a reasonable time in connection with a permitted acquisition(s) or other growth activities to be agreed upon between the parties) and assets sales in inverse order of maturity on a pro rata basis to Term A ,Term B and Term C, although Term B and C may elect to transfer such repayments to Term A.

Market Conditions:  The Borrower acknowledges and agrees that the Financing
                    Commitment is subject to the absence of a material adverse change in the condition (whether financial or otherwise) or results of operations of the Borrower and/or its affiliated entities from March 31, 1999. Furthermore, the Financing Commitment is subject to the absence of any material disruption of or material adverse change in current financial, banking or capital market conditions that, in BHF's judgment, could materially impair the satisfactory syndication of the credit facilities.

Governing Law:      State of New York.
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Conditions to
Initial Loans:      The conditions to the funding of the Credit Facilities (the
                    "Conditions to Closing") shall be those customarily found in BHF's loan agreements for similar financings and others deemed by BHF appropriate to the specific transaction, and in any event including, but not limited to:

               .    The terms, conditions and structure of the Acquisition and the Merger (and the documents thereto) shall be in form and substance satisfactory to BHF and its counsel and the Offer, the Merger, the Acquisition and all other transactions
                    contemplated under the Merger Agreement, the Option
                    Agreement and the Stockholder Agreement shall have been
                    consummated as set forth therein and no conditions or
                    material provisions contained therein shall have been waived or amended unless agreed to by BHF;
               .    All documentation related to the Credit Facilities shall be in form and substance satisfactory to BHF and its counsel;
               .    BHF shall have received independent legal, tax, insurance, fairness and accounting opinions satisfactory to BHF;
               .    Completion of background checks on Craig Coy, the intended
                    CEO of NCES, satisfactory to BHF;
               .    BHF shall have received satisfactory solvency opinions with respect to NCES, which opinions shall reflect the financial condition of NCES and its subsidiaries after giving effect to the Merger with the financings contemplated hereunder;
               .    At closing of the Acquisition, which date must be no later than December 1, 1999, a majority of the common stock of
                    NCES shall be purchased and BHF shall have received
                    satisfactory evidence that there are no material issues or adverse developments that would prevent the Merger from
                    being consummated within 30 days of the closing of the
                    Acquisition;
               .    A minimum Adjusted EBITDA on a proforma, run-rate basis for the latest three month period of at least $4.00 million on a basis satisfactory to BHF;
               .    Calculation of financial covenants for financial projections of the operations of NCES for the next 8 years (including
                    the first two years on a quarterly basis) excluding
                    discontinued contracts with NCES or its subsidiaries and
                    calculated on a proforma basis after giving effect to the
                    Merger and the financings described herein;
               .    Accuracy of representations and warranties under the Merger
                    Agreement, the Stockholder Agreement, the Option Agreement
                    and the financing documents, provided that, with respect to the Merger Agreement, the Option Agreement and the
                    Stockholder Agreement any inaccuracies shall not have a
                    material adverse effect on the Borrower or NCES;
               .    Satisfaction with legal documentation, including purchase
                    agreement for NCES, ongoing contracts with NovaCare, Inc.
                    and its subsidiaries (including the Physical Rehabilitation and Occupational Health business), and other material
                    contracts and legal documentation;
               .    Approvals of all requisite parties to the Transaction have been received by closing;
               .    No violation of any securities or other regulations;
               .    Insurance documents in force with Liberty Mutual and other key insurance providers, with no defaults, lapse of coverage or material
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                    change in rates as of the date of closing and after giving effect to the Acquisition;
               .    No default in any material contracts and absence of any
                    material litigation as of the date of closing and after giving effect to the Acquisition;
               .    The Transaction shall be funded in the following order of
                    priority: (i) The cash equity investment by the Equity
                    Sponsors of at least $70 million (which shall have been made on terms and conditions acceptable to BHF)
                    (ii) Subordinated Notes
                    (iii) Term Loan A
                    (iv) Term Loan B;
               .    BHF shall have received all fees and expenses (including
                    fees and expenses of its counsel) on or before the date of the closing of the Acquisition;
               .    BHF shall have a perfected first priority lien on all of the capital stock of NCES purchased by the Borrower in connection with the Acquisition.

Conditions to Subsequent
Fundings:

               . Absence of any defaults or event of default under the Credit Facilities and continued accuracy of all representations and warranties in the Merger Agreement, the Stockholder Agreement, the Option Agreement and the financing documents, provided that, with respect to the Merger Agreement, the Option Agreement and the Stockholder Agreement any inaccuracies shall not have a material adverse effect on the Borrower or NCES.
               . The Merger shall have been consummated no later than 45 days after the closing of the Acquisition in a manner satisfactory to BHF and in accordance with the terms of the Merger Agreement, the Option Agreement and the Stockholder Agreement and no condition or other material provision therein shall have been waived or amended unless agreed to by BHF (and the same merger consideration shall have been paid to all stockholders of NCES).
               . BHF shall have a perfected first priority lien on all assets of NCES and its subsidiaries (including, without limitation, the capital stock of NCES and its subsidiaries).
               . BHF shall have received additional documentation satisfactory to BHF in connection with the Merger (including, without limitation, legal opinions and bring downs on opinions delivered in connection with the closing of the Acquisition and management contracts with key executive officers of NCES, including Craig Coy).
               . BHF shall have received any additional fees and expenses (including fees and expenses of its counsel) on or before the closing of the Merger.
               .    absence of any material adverse changes to Borrower, NCES or any of their affiliates or any assets of such person.
               .    evidence of receipt of additional approvals and consents
                    required by the parties in connection with the Merger.

Good Faith
Deposit: Upon acceptance of this commitment, the Equity Sponsors will provide to BHF a $150,000 good faith deposit (in addition to any other good faith
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                    deposits which were previously paid or billed), which upon closing of the Transaction will be credited toward the Financing and Arranging Fee. Should BHF fail to provide financing substantially on the terms and conditions contained in this Term Sheet, the good faith deposit will be returned to the Equity Sponsors, less any Transaction Expenses incurred by BHF. Should the Equity Sponsors decline to proceed with the financings as described herein for any reason, BHF shall retain the deposit as compensation for its time and effort in connection with the requested financing, unless BHF has failed to provide the financing substantially on the terms and conditions contained in this Term Sheet, in which case, the provisions in the prior sentence shall apply.

Break-up Fee:       If the Equity Sponsors accept this financing commitment, but for any reason finance the senior or subordinated debt for the Transaction with someone other than BHF, the Equity
                    Sponsors shall pay to BHF in cash at the closing of the Transaction a Break-up fee of $250,000 in addition to any other fees paid by the Equity Sponsors. Should BHF fail to provide financing substantially on the terms and conditions contained in this Term Sheet this clause shall be null and void. This clause shall remain in effect for up to one year from the date of acceptance of this commitment.

Termination Fee:    Additionally, if a termination fee is paid to the Equity
                    Sponsors or their affiliates pursuant to any agreement or plan of merger with NCES or its affiliates, then a fee equal to 15.0% of the amount remaining after the out-of-pocket expenses of the Equity Sponsors are deducted from the termination fee received by the Equity Sponsors shall be payable in cash to BHF within ten business days of the Equity Sponsors receiving such payment. This fee will be in addition to any other fees previously paid to BHF.


No Shop Clause:     Upon acceptance of this commitment, you agree that until the earlier of (i) closing of the Transaction and (ii) December
                    31, 1999 (or such later date coterminous with the commitment date if the commitment hereunder is extended by BHF), you will not, and will not permit any of your affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility other than the Senior Credit
                    Facilities and Subordinated Notes financing contemplated hereby (except as reasonably and mutually agreed) or solicit any proposal or commitment or engage in any discussions or negotiations concerning the financing of the Transaction by any person other than BHF as contemplated hereunder, unless
                    BHF has failed to provide the financing substantially on the terms and conditions contained in this Term Sheet.

PLEASE NOTE THAT BHF'S WILLINGNESS TO CLOSE AND FUND THE SENIOR CREDIT FACILITIES AND THE SUBORDINATED NOTES IS SUBJECT TO SATISFACTION OF, AMONG OTHER THINGS, THE FOLLOWING CONDITIONS AND TERMS AS WELL AS THE TERMS AND CONDITIONS DESCRIBED ABOVE.

1.  SATISFACTORY COMPLETION OF LEGAL DOCUMENTATION ACCEPTABLE TO BHF, AND
2.  CONDITIONS TO CLOSING HAVING BEEN SATISFIED AND ACCEPTABLE TO BHF.
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          The Equity Sponsors and the Borrower (each an "indemnifying person"), jointly and severally, agree to indemnify and hold harmless BHF and any and all other financial institutions or banks that become a lender under the Credit Facilities, each affiliate thereof and each director, officer, employee, agent or representative thereof (each an "indemnified person") in connection with any losses, claims, damages, liabilities or other reasonable expenses (whether asserted by you or any third party) to which such indemnified persons may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Acquisition, the Merger or this letter or the extension of the Credit Facilities contemplated by this letter, or in any way arise from any use or intended use of this letter or the proceeds of any of the Credit Facilities contemplated by this letter, and you agree to reimburse each indemnified person for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which indemnified expenses arise), provided that you shall have no obligation hereunder to indemnify any indemnified person for any loss, claim, damage, liability or expense to the extent that same resulted primarily from the gross negligence, willful misconduct of such indemnified person or a material breach by BHF of the Financing Commitment hereunder; provided, however, that
                                                     --------  -------
upon the closing of the Merger, the liabilities and obligations under this provision will be the liabilities and obligations solely of the Borrower.

          The indemnifying person shall have the right to control the defense of any action or proceeding hereunder with counsel chosen by the indemnifying person, provided that the indemnifying persons and their counsel consult with the indemnified person; and provided further, that if such indemnified person
                            -------- -------
determines that a conflict of interest exists or that such indemnified person has interests adverse to those of the indemnifying person or if the indemnifying person fails to timely and diligently prosecute any action and proceeding, then the indemnified person has the right to appoint their own counsel, at the expense of the indemnifying person.

          The indemnified person agrees not to settle any action or proceeding hereunder without the prior written consent of the indemnifying person and the indemnifying person agrees not to settle any action or proceeding hereunder without the consent of the indemnified person, unless such indemnified person is granted an acceptable unconditional release.



          THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          The Equity Sponsors, the Borrower and their affiliates are not authorized to show or circulate this letter or to disclose the terms hereof to any other person or entity (other than their legal and financial advisors) without the prior consent of BHF unless required by law or regulation.

For BHF (USA) Capital Corporation:


/s/ Gordon Muessel                                 /s/ Dan Dobrjanskyj
--------------------------                         -------------------------
Gordon Muessel                                     Dan Dobrjanskyj
Vice President                                     Assistant Vice President

To proceed on the terms outlined above, please return a signed copy of this Term Sheet to BHF (USA) Capital Corporation, 590 Madison Avenue, New York, NY 10022-2540, Fax No. 212-756-5536, att. Gordon Muessel, no later than the earlier of
(1) 5:00 p.m. on September 10, 1999 or (2) the day the Equity Sponsors sign the Agreement and Plan of Merger.

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

Agreed to and accepted:

For Patricof & Co.:


By:  /s/ Gregory M. Case
     -------------------------------------
     Name: Gregory M. Case
          --------------------------------
     Title: Managing Director
           -------------------------------

Date: September 8, 1999
     -------------------------------------


Agreed to and accepted:

For Fidelity Ventures Limited
By its general partner Fidelity Capital Associates, Inc.

By: /s/ George Hertz
    -------------------------------------
     Name: George Hertz
          --------------------------------
     Title: Vice President
           -------------------------------

Date: September 8, 1999
     -------------------------------------


For AFLAC Incorporated:


By:  /s/ Kriss Cloninger III
     -------------------------------------
     Name: Kriss Cloninger III
          --------------------------------
     Title: Exec., V.P., CFO
           -------------------------------

Date: September 8, 1999
     -------------------------------------


FOR NEW PLATO ACQUISITION, INC.:


By:  /s/ Gregory M. Case
     -------------------------------------
     Name: Gregory M. Case
          --------------------------------
     Title: President
           -------------------------------

Date: September 8, 1999
     -------------------------------------


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